Exhibit 14(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm in the Registration Statement on Form N-14 and Proxy Statement of The Highlands Funds II, and to the use of our report dated March 28, 2011 on the financial statements and financial highlights of Incline Capital Trend Following Fund (formerly the Incline Capital Long/Short Fund), a series of Northern Lights Fund Trust. Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders, which is incorporated by reference into the Proxy Statement/Prospectus on Form N-14.
/s/TAIT, WELLER & BAKER LLP
Philadelphia, Pennsylvania
August 5, 2011